Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/Chief Financial Officer	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Adds Two Industry Veterans to Board of Directors

Malvern, PA, December 8, 2005 – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty pharmaceutical company, today announced the elections of Al Altomari and Oliver Fetzer to the Company’s Board of Directors. Mr. Altomari, Chief Commercial Officer at Barrier Therapeutics, Inc., will also serve on the Company’s Audit and Compliance Committee, filling the seat left open after Michael Wall resigned from the Board of Directors in June 2005. Dr. Fetzer currently is Senior Vice President, Corporate Development and Research & Development at Cubist Pharmaceuticals, Inc.

Mr. Altomari brings more than 20 years of pharmaceutical industry experience, including sales and marketing, business development, product launch and general management. As Barrier Therapeutics’ CCO, he is responsible for the commercialization of Barrier’s product portfolio, as well as, Barrier’s global business development initiatives. Previously, Mr. Altomari held progressively senior positions at Johnson & Johnson companies, with his last assignment being General Manager of OrthoNeutrogena, where he managed the integration of Ortho Dermatological and Neutrogena Professional. He received his B.S. degree with a dual major in Finance and Accounting from Drexel University, and an M.B.A. from Rider University.

Dr. Fetzer has managed a variety of functions at Cubist Pharmaceuticals including business development, drug discovery, chemical development, non-clinical development, clinical development, medical affairs and project management. From January 2003 to July 2004 he served as Senior Vice President, Corporate Development and Chief Business Officer. He served as Senior Vice President, Business Development at Cubist from July 2002 to January 2003. Prior to joining Cubist, he held various positions of increasing responsibility at the Boston Consulting Group (BCG), a leading management consulting firm, including Consultant, Project Leader, Manager and Vice President and Director. Dr. Fetzer received a B.S. in Biochemistry from the College of Charleston (South Carolina), a Ph.D. in Pharmaceutical Sciences from the Medical University of South Carolina and an M.B.A. from Carnegie Mellon University.

“We are very pleased with these Board elections. We believe both Mr. Altomari and Dr. Fetzer will enhance the commercial dimension of Auxilium’s Board and will provide valuable counsel as the Company advances to the next phase of growth,” said Rolf Classon, Chairman of Auxilium Pharmaceuticals.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on urology and sexual health. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 120 person sales and marketing team. Auxilium is developing two products in Phase II, one for treatment of Peyronie’s Disease and Dupuytren’s Disease, and the second for testosterone replacement using its licensed transmucosal film delivery system. Auxilium has a product in Phase I of development for the treatment of overactive bladder using its licensed transmucosal film delivery system. Auxilium is evaluating formulations for pain product candidates using its licensed transmucosal film delivery system, products for androgen replacement and other products for urologic and sexual health. For additional information, visit www.auxilium.com.

Safe Harbor Statement

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the value that the new directors will bring to the Board; development of Testim; products in development for treatment of Peyronie’s and Dupuytren’s Diseases; products in development for testosterone replacement, overactive bladder and pain using a transmucosal film delivery system, as well as other products for urology and sexual health. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, statements regarding forward-looking financial information and other statements containing the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 under the heading “Factors That May Affect Our Future Results”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations – SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

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